FX Energy’s Polish Oil and Gas Reserves Increase 87%

Salt Lake City, September 5, 2007, – FX Energy, Inc. (NASDAQ: FXEN) today released reserves data for its two newest gas discoveries: Winna Gora-1 and Roszkow-1. The two wells, both drilled in 2007, contain gross proved reserves of 36.6 Bcf. The Company holds a 49% interest in the wells and its net share of reserves is 17.9 Bcf. The new reserves represent an 87% increase to the Company’s existing proved reserves in Poland, which stood at 20.5 Bcfe as of January 1, 2007. FX Energy’s total company-wide reserves were 22.8 Bcfe as of January 1, 2007, before addition of the new wells.

“Our last four discovery wells in Poland, Zaniemysl-3, Sroda-4, Winna Gora-1 and Roszkow-1, have averaged over 18 Bcfe per well in initial proved reserves,” said Andy Pierce, Vice President of Operations. “These initial proved reserves are about ten times larger per well than typical U.S. onshore gas wells. Results like these make exploration in Poland very attractive. We plan to expand our exploration efforts in Poland and hope to repeat this success.”

The Company also reported the net present value of estimated discounted future cash flows (PV-10% value) of $42.3 million ($1.13 per share) net to its interest from the two new wells as of January 1, 2007. This figure also represents a significant addition to the Company’s existing proved reserves value, which was $63.8 million at that date.

Building on two previous gas discoveries, Zaniemysl-3 and Sroda-4, the two newest discoveries (Winna Gora and Roszkow-1), bring the Company’s success rate in its core area to 80%. The two new wells, plus the Sroda-4 well, all located in the Company’s core area in western Poland and all 49%-owned, have been completed as new discoveries but are not yet producing. They will be added to the Company’s production base following permitting and construction of production facilities. Sroda-4 and Roszkow-1 could come on line late 2008 or early 2009, and are anticipated to begin production at rates of 5 Mmcf/d (gross) and 10 Mmcf/d (gross), respectively. The Winna Gora well is capable of another 4 Mmcf/d (gross), although the Company is considering a horizontal leg to allow higher production rates. The Company’s 49% share of projected new production from these three wells could be nearly 10 Mmcf/d, an important addition compared to its current 6.0 Mmcfe/d production in Poland.

About FX Energy

FX Energy is an independent oil and gas exploration and production Company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 1.2 million gross acres surrounding and adjacent to its Wilga discovery and 3.0 million gross acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.

SOURCE FX Energy, Inc.

Scott J. Duncan, FX Energy, Inc., +1-801-486-5555, scottduncan@fxenergy.com

http://www.fxenergy.com